Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON AWARDED CONTRACT FOR DRINKING WATER TREATMENT IN SEOUL, SOUTH KOREA

PITTSBURGH, PA — June 16, 2009 -- Calgon Carbon Corporation (NYSE: CCC) announced today, that it has been awarded a multi-million dollar contract by Hyundai Engineering and Construction Co. Ltd. to supply granular activated carbon (GAC) to the YoungDeungPo plant in Seoul City, South Korea for drinking water treatment.  Terms of the contract were not disclosed.

The YoungDeungPo plant provides 79 million gallons of potable water per day to approximately 1.5 million residents in the western section of the Seoul metropolitan area.   Calgon Carbon will supply 2,745 cubic meters of GAC to the plant.

Kees Majoor, senior vice president at Calgon Carbon commented on the announcement, "We are pleased that Hyundai has chosen Calgon Carbon’s products to provide clean and safe drinking water to the residents of Seoul City, the capital of South Korea.   Calgon Carbon has supplied millions of pounds of high quality activated carbon to municipalities in South Korea for drinking water treatment.  We are committed to serve the growing municipal market in Asia. ”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein.  Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.